Ex. 9

August 1, 2000

Jefferson Pilot Financial Insurance Company
One Granite Place
Concord, New Hampshire  03301

      RE: JPF Variable Annuity Separate Account II Registration Statement Allegiance Variable Annuity Contract

Gentlemen:

This opinion is furnished in connection with the filing by Jefferson Pilot Financial Insurance Company ("JP Financial") and JPF Variable Annuity Separate Account II (the "Separate Account") of a Registration Statement under the Securities Act of 1933 and Amendment No. 10 under the Investment Company Act of 1940 on Form N-4 registering an indefinite number of units of interest ("Units") of the Allegiance Variable Annuity Contract (the "Contract").

I am familiar with the terms of the Contract and the Registration Statement and the exhibits thereto. I have also examined or am familiar with the corporate charter, bylaws and other corporate records of JP Financial as I considered appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, it is my opinion that:

1. JP Financial is a corporation duly organized and validly existing under the laws of the State of Nebraska pursuant to its redomestication effective August 1, 2000.

2. The Separate Account was duly created pursuant to the laws of the state of Michigan on January 24, 1994 and is now considered as duly created and existing pursuant to the provisions of Nebraska Revised Statutes Sections 44-402.02-44-402.05 as a result of the redomestication of JP Financial and the merger of JP Financial and Alexander Hamilton Life Insurance Company of America effective August 1, 2000.

3. The assets of the Separate Account will be owned by JP Financial; JP Financial is not a trustee with respect thereto. Under Nebraska law, the income, gains and losses, whether realized or unrealized, from assets allocated to the Separate Account must be credited to or charged against such account, without regard to the other income, gains or losses of JP Financial. Contract obligations with respect to the Separate Account constitute corporate obligations of JP Financial. The specific amount payable from accumulations in the Separate Account in accordance with the Contract will depend upon the investment experience of the Separate Account.

4. The Contract will provide that the portion of the assets of the Separate Account equal to

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August 1, 2000


      the reserves and the other liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business JP Financial may conduct and that JP Financial reserves the right to transfer assets of the Separate Account in excess of such reserves and contract liabilities to the general account of JP Financial.

5. When executed, the Contract (including any Units when duly credited thereunder) will have been duly authorized and the Contract (including any such Units) will constitute a validly issued and binding obligation of JP Financial in accordance with its terms. The Contract described in the prospectus contained in the Registration Statement will be subject only to the deductions, charges and fees set forth in the prospectus.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement under the Securities Act of 1933 and Amendment No. 10 under the Investment Company Act of 1940 for JPF Variable Annuity Separate Account II.

Sincerely,


/s/ Shari J. Lease

Shari J. Lease
Vice President and Counsel